UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Block, Philip W.

   1000 Ashland Drive
   Russell, Kentucky  41169
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Administrative Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |6,017 (1)          |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |1,982 (2)          |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |2,035              |D     |                           |
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Common Stock                 |      |    |                  |   |           |200 (3)            |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Common Stock Units (4)  |1-for-1 |     |J   |23         |A  |     |     |Common Stock|23     |(3)    |4,391       |D  |            |
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Option (5)              |35.625  |     |    |           |   |9-15-|10-15|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |89   |-98  |            |       |       |            |   |            |
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                        |35.625  |     |    |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |90   |-98  |            |       |       |            |   |            |
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                        |35.625  |     |    |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |91   |-98  |            |       |       |            |   |            |
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Option (6)              |41.00   |     |    |           |   |9-21-|10-21|Common Stock|1,250  |       |1,250       |D  |            |
                        |        |     |    |           |   |90   |-99  |            |       |       |            |   |            |
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                        |41.00   |     |    |           |   |9-21-|10-21|Common Stock|625    |       |625         |D  |            |
                        |        |     |    |           |   |91   |-99  |            |       |       |            |   |            |
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                        |41.00   |     |    |           |   |9-21-|10-21|Common Stock|625    |       |625         |D  |            |
                        |        |     |    |           |   |92   |-99  |            |       |       |            |   |            |
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Option (6)              |30.75   |     |    |           |   |9-20-|10-20|Common Stock|3,000  |       |3,000       |D  |            |
                        |        |     |    |           |   |91   |-00  |            |       |       |            |   |            |
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                        |30.75   |     |    |           |   |9-20-|10-20|Common Stock|1,500  |       |1,500       |D  |            |
                        |        |     |    |           |   |92   |-00  |            |       |       |            |   |            |
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                        |30.75   |     |    |           |   |9-20-|10-20|Common Stock|1,500  |       |1,500       |D  |            |
                        |        |     |    |           |   |93   |-00  |            |       |       |            |   |            |
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Option (6)              |30.50   |     |    |           |   |9-19-|10-19|Common Stock|3,000  |       |3,000       |D  |            |
                        |        |     |    |           |   |92   |-01  |            |       |       |            |   |            |
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                        |30.50   |     |    |           |   |9-19-|10-19|Common Stock|1,500  |       |1,500       |D  |            |
                        |        |     |    |           |   |93   |-01  |            |       |       |            |   |            |
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                        |30.50   |     |    |           |   |9-19-|10-19|Common Stock|1,500  |       |1,500       |D  |            |
                        |        |     |    |           |   |94   |-01  |            |       |       |            |   |            |
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Option (6)              |23.875  |     |    |           |   |9-21-|10-21|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |93   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |94   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |95   |-02  |            |       |       |            |   |            |
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Option (6)              |24.625  |     |    |           |   |11-5-|12-5-|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |93   |02   |            |       |       |            |   |            |
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                        |24.625  |     |    |           |   |11-5-|12-5-|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |94   |02   |            |       |       |            |   |            |
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                        |24.625  |     |    |           |   |11-5-|12-5-|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |95   |02   |            |       |       |            |   |            |
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Option (7)              |33.125  |     |    |           |   |9-16-|10-16|Common Stock|4,000  |       |4,000       |D  |            |
                        |        |     |    |           |   |94   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |95   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |96   |-03  |            |       |       |            |   |            |
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Option (8)              |35.875  |     |    |           |   |9-15-|10-15|Common Stock|4,000  |       |4,000       |D  |            |
                        |        |     |    |           |   |95   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |96   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |97   |-04  |            |       |       |            |   |            |
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Option (8)              |33.875  |     |    |           |   |9-21-|10-21|Common Stock|4,000  |       |4,000       |D  |            |
                        |        |     |    |           |   |96   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |97   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |98   |-05  |            |       |       |            |   |            |
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Option (8)              |39.00   |     |    |           |   |9-19-|10-19|Common Stock|4,000  |       |4,000       |D  |            |
                        |        |     |    |           |   |97   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |98   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |99   |-06  |            |       |       |            |   |            |
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Option (9)              |53.375  |9-18-|J   |1          |A  |9-18-|10-18|Common Stock|7,500  |       |7,500       |D  |            |
                        |        |97   |    |           |   |98   |-07  |            |       |       |            |   |            |
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                        |53.375  |9-18-|J   |1          |A  |9-18-|10-18|Common Stock|3,750  |       |3,750       |D  |            |
                        |        |97   |    |           |   |99   |-07  |            |       |       |            |   |            |
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                        |53.375  |9-18-|J   |1          |A  |9-18-|10-18|Common Stock|3,750  |       |3,750       |D  |            |
                        |        |97   |    |           |   |00   |-07  |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this
account.
2. Based on Employee Savings Plan information as of 9-30-97, the latest date for which such information is reasonably available, and includes transactions occurring on or after
7-31-97.
3. Joint with spouse.
4. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d). The acquisition dates range from 7-1-97 to
9-30-97   and the price of the Common Stock Units on applicable valuation dates has varied from $52.188  to
$54.375.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
9. Grant of employee stock option pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
SIGNATURE OF REPORTING PERSON
Philip W. Block
DATE
November 11, 1997